Exhibit 99.1

Investor Contact: Steve Keenan
(314) 719-1755
InvestorRelations@Olin.com

News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105

Julie Piggott Appointed to Olin’s Board of Directors

Clayton, MO, June 5, 2023 – Olin Corporation (NYSE: OLN) announced today that Julie Piggott was appointed as a new director by Olin’s Board of Directors to serve on Olin’s Board effective immediately. Mrs. Piggott was selected to serve on the Compensation Committee and the Nominating and Governance Committee of Olin’s Board.

Mrs. Piggott retired in October 2021 from her position as Chief Financial Officer for Burlington Northern Santa Fe (BNSF), a position she held since 2014. During her 30-year career, she served in multiple finance, accounting, strategy, planning & commercial leadership roles, including Vice President Planning and Studies, and Controller from 2009 to 2014, Vice President Finance and Treasurer from 2008 to 2009, and Vice President Finance from 2006 to 2008. Prior to her career at BNSF, Mrs. Piggott’s experience includes finance, accounting, and tax roles at a private investment management company and at Ernst & Young.

Mrs. Piggott earned a bachelor’s degree in accounting from Minnesota State University Moorhead and a master’s degree in business administration from Southern Methodist University.

Scott M. Sutton, Olin’s Chairman, President & Chief Executive Officer, said “We are excited to welcome Julie to Olin’s Board and Board Committees and look forward to her support and partnership as we continue to drive Olin’s ongoing evolution.”

COMPANY DESCRIPTION

Olin Corporation is a leading vertically-integrated global manufacturer and distributor of chemical products and a leading U.S. manufacturer of ammunition. The chemical products produced include chlorine and caustic soda, vinyls, epoxies, chlorinated organics, bleach, hydrogen, and hydrochloric acid. Winchester’s principal manufacturing facilities produce and distribute sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Visit www.olin.com for more information on Olin.
2023-06